EXHIBIT 17

Viasystems, Inc.

101 South Hanley Road

Suite 400

St. Louis,  MO  63105

March 27, 2009

Mr. Peter R. Frank

GSC Partners

500 Campus Drive

Suite 220

Florham Park, NJ 07932

Dear Mr. Frank:

Under Item 5.02(a)(3)(ii) of the rules of the Securities and Exchange Commission (the “SEC”), Viasystems is required to provide you with an advance copy of the disclosure it will make relative to your resignation from the Board of Directors for your comments or approval.

Please take a minute to review the attached, and if it is acceptable, sign and send back to me the enclosed copy of this letter.  If it is not acceptable, please indicate any changes that you request us to make and send the same back to my attention.

Also enclosed is a Director Resignation for your signature.  Please sign this as well and return it to me.

Thanks for your time in looking at this quickly.  Take care and good luck.

Sincerely,

/s/ Daniel J. Weber

Daniel J. Weber

I, Peter R. Frank, have been granted the opportunity to review the enclosed disclosure to the Securities and Exchange Commission and by signing this letter hereby give my approval of the disclosure as it has been presented to me.

/s/ Peter R. Frank________

Peter R. Frank

EXHIBIT 17

DIRECTOR RESIGNATION

I hereby resign as a member of the Boards of Directors of Viasystems Group, Inc. and Viasystems, Inc.  Such resignations are effective March 27, 2009.

Dated:  March 27, 2009

/s/Peter R. Frank___________________

Peter R. Frank